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                                 [LOGO OF PPG]                     Exhibit No. 5

                             PPG Industries, Inc.
             One PPG Place   Pittsburgh, Pennsylvania 15272   USA
                Telephone:(412) 434-2932   Fax: (412) 434-2490


James C. Diggs
Senior Vice President and General Counsel




                                            January 16, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

To the Members of the Commission:

     This opinion is submitted in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed by PPG Industries, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in respect of $500,000,000 aggregate principal amount of Debt Securities to be offered on a delayed basis.

     I am Senior Vice President and General Counsel of the Company and, in that capacity, I, or lawyers in the Law Department of the Company acting under my supervision, have examined such written documents and corporate records as I, or they, have deemed necessary or appropriate for the purposes of this opinion.

     Based on the foregoing, I am of the opinion that the Company has been duly incorporated and is validly existing as a corporation under the laws of the Commonwealth of Pennsylvania, and that the Debt Securities, when duly authorized, executed, authenticated and delivered, will be legally issued and will be binding obligations of the Company in accordance with their terms.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to a reference to me and to this opinion in the documents constituting the Registration Statement.

                                            Very truly yours,


                                            /s/ James C. Diggs
                                            James C. Diggs

J.C.D./dw